UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   January 31, 2008

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (212) 972-9700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

Lazare Kaplan International Inc. (“LKI”), Primo Japan Co. Ltd. (“Primo”) and Lazare Kaplan Japan Inc., a Japan branch office of a wholly-owned subsidiary of LKI, entered into an Exclusive Sales Agreement (the “Sales Agreement”) and LKI and Primo entered into a license agreement (the “License Agreement”).

Pursuant to the Sales Agreement, Primo will act as the exclusive owner / operator of stand-alone Lazare Diamond stores in Japan. In addition, Primo will distribute Lazare Diamonds® for LKI to certain other Lazare Diamond customers in Japan. The exclusivity rights granted to Primo in the Sales Agreement are conditioned upon Primo meeting certain minimum levels of net purchases. In addition, the Sales Agreement provides that Primo must operate a minimum number of stand alone stores meeting certain minimum size requirements.

Concurrently with the execution of the Sales Agreement, Primo and LKI also entered into the License Agreement, pursuant to which LKI granted to Primo an exclusive license to use certain intellectual property of LKI in Japan solely in connection with the sale, distribution, promotion, and advertisement of branded diamonds, branded diamond jewelry, and other products bearing a “Lazare Diamond” logo within Japan for a one-time fee of $5,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: February 6, 2008	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer